Exhibit 8.3

e-mail: apaizes@applebyglobal.com
MK Arizona Corp. 333 Sandy Springs Circle Suite 223 Atlanta, GA 30328 Tel: (404) 257 9150	direct dial: Tel: +1 345 814 2953 Fax: +1 345 949 4901 appleby ref: AGP/dem/00041.014
Dear Sirs	[Dated as of the effective date of the registration statement]

Pypo China Holdings Limited (the Company or “MK Cayman”);

This opinion as to Cayman Islands law is addressed to you in connection with (i) the merger of Middle Kingdom Alliance Corp. (“MK Delaware”) a Delaware corporation and MK Arizona Corp. (“MK Arizona”) an Arizona corporation (the “Merger”), (ii) the continuation of MK Arizona into the Cayman Islands as an exempted company limited by shares under the name of “Pypo China Holdings Limited” (“MK Cayman”) (the “Continuation”) and (iii) the subsequent share exchange between MK Cayman and Pypo Digital Company Limited (“Pypo Cayman”) (the “Share Exchange”). The Company has requested that we provide this opinion which is required in connection with a Form S-4 Registration Statement filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, in connection with the Share Exchange Agreement (“Registration Statement”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (“Documents”) and all other relevant facts and circumstances impacting on Cayman Islands law. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Share Exchange Agreement.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all the Documents submitted to us and other documents examined by us as originals and the conformity to authentic original documents of all Documents submitted to us and other such documents examined by us as certified, conformed, notarised, faxed, scanned or photostatic copies;

(b)	that each of the Documents and other such documents which was received by us by electronic means is complete, intact and in conformity with the transmission as sent; and

(c)	that the Merger, Continuation and Share Exchange transactions constitute the legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their respective terms and will be consummated in accordance with the terms of the documents pertaining thereto, without any waiver or breach of any material terms or provisions thereof.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to MK Cayman levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double taxation treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Cayman Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Cayman Islands. This opinion is limited to Cayman Islands law as applied by the Courts of the Cayman Islands at the date hereof.

Disclosure

This opinion is rendered at the request of and solely for the benefit of Middle Kingdom, MK Arizona Corp. and Pypo China Holdings Limited and their respective security holders in connection with the above matters. This opinion is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this opinion (including discussion of this opinion) and reference to our firm name in the prospectus forming part of the Registration Statement under the caption “Legal Matters.”

Yours faithfully

Appleby

SCHEDULE

1.	An Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom Alliance Corp, MK Arizona Corp, Pypo Digital Company Limited, Beijing Pypo Technology Group Company Limited, Pypo Holdings (HK) Company Limited, Arch Digital Holdings Limited and Capital Ally Investments Limited dated 5 September 2008 and the annexes, exhibits and schedules thereto (the “Share Exchange Agreement”).

2.	The S-4 Registration Statement as filed with the Securities and Exchange Commission on 15 September 2008.

3.	Drafts of the Memorandum and Articles of Association of MK Cayman attached as Exhibit F to the Share Exchange Agreement (collectively referred to as the “Constitutional Documents”).